FILED PURSUANT TO RULE 433

File No. 333-214120

CITIGROUP INC.

$750,000,000

5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	December 1, 2016

Settlement Date:	December 8, 2016 (T+5 days)

Maturity:	December 8, 2021

Par Amount:	$750,000,000

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Coupon:	3 month LIBOR + 107 bps

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$747,750,000 (before expenses)

Interest Payment Dates:	Quarterly on the 8th of each March, June, September and December until maturity, with adjustment for period end dates on a modified following New York business day convention

First Interest Payment Date:	March 8, 2017

Day Count:	Actual / 360

Interest Determination Date:	Two London Business Days prior to the first day of the related interest period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:	We may redeem the notes, at our option, in whole, but not in part, on or after November 8, 2021 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967LB5

ISIN:	US172967LB51

Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$750,000,000

5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Senior Co-Managers:	Commonwealth Bank of Australia
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
SG Americas Securities, LLC
Skandinaviska Enskilda Banken AB (publ)
TD Securities (USA) LLC
UniCredit Capital Markets LLC

Junior Co-Managers:	ABN AMRO Securities (USA) LLC
Academy Securities, Inc.
Blaylock Beal Van, LLC
BMO Capital Markets Corp.
C.L. King & Associates, Inc.
Capital One Securities, Inc.
CastleOak Securities, L.P.
Danske Markets Inc.
Great Pacific Securities
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lebenthal & Co., LLC
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Multi-Bank Securities, Inc.
nabSecurities, LLC
Regions Securities LLC
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-214120. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.